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                                                                   EXHIBIT 10.57

                                THIRD AMENDMENT

                                     TO THE

                                 SMART & FINAL
                      DIRECTORS DEFERRED COMPENSATION PLAN


The Smart & Final Directors Deferred Compensation Plan (the "Plan") is hereby amended, effective as of March 31, 1999, as follows:

     1.  Section 2.8 of the Plan is amended to read as follows:

          "2.8 "Covered Compensation" means directors' fees received by a Participant from the Company, whether in cash or in shares of the Company's common stock, and any other compensation designated by the Committee. For the Plan Year effective January 1, 1999 the Committee authorizes the Deferral at the Participant's election of (i) grants of common stock of the Company made after January 1, 1999; (ii) common stock of the Company received in partial or full payment for services rendered to the Company;
     (iii) Restricted (common) Stock of the company which becomes irrevocably vested in the Participant after January 1, 1999; and (iv) shares of common stock of the Company which become irrevocably vested in the Participant after January 1, 1999 through the proper exercise of options on such stock granted by the Company. These deferral options related to the Company's common stock shall remain effective for succeeding Plan Years, unless further modified by the Committee. The Committee, in its sole and absolute discretion, may amend or terminate these deferral options related to the Company's common stock, with such amendment or termination to take effect at the beginning of the following Plan Year."

     2.  Section 4.3 of the Plan is amended to read as follows:

          "4.3 The Committee shall specify two or more investment funds which shall serve as indicies for the investment performance of amounts credited to the Accounts. The Committee shall also permit the total shareholder return on the Company's common stock to serve as an index for investment performance of amounts credited to the Accounts. The Accounts shall be adjusted to reflect the gain or loss such Accounts would experience had they actually been invested in the specified funds or in the Company's common stock at the relevant times. The Committee may vary the available investment funds from time to time, but not more frequently than quarterly. Subject to Section 4.5, the Participant may select his investment options for new Deferrals and contributions, or for amounts already credited to his Account, once per calendar quarter effective as of the last day of such quarter."

     3.  A new Section 4.5 is hereby added to the Plan to read as follows:


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          "4.5  Notwithstanding any other provision herein, amounts which are elected to be invested in the Company's common stock may not be moved out of such investment alternative. Such amounts shall be denominated and paid solely in shares of the Company's common stock."

     4.  Section 5.6 of the Plan is amended to read as follows:

          "5.6 Subject to Section 4.5, all distributions of a Participant's Account shall be made in cash, and shall be subject to applicable withholding for taxes."


IN WITNESS WHEREOF, this Third Amendment has been executed by duly authorized persons, as of the effective date written above.


By:    /s/ James E. Robinson             By:    /s/ Richard N. Phegley
       ---------------------                    ----------------------

Title: Senior Vice President             Title: Vice President & Treasurer
                                         Smart & Final Stores Corporation


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